Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

April 29, 2014

CFO Commentary on First Quarter 2014 Financial Results,

Upward-Revised 2014 Pre-Acquisition Financial Outlook, and Agreement to

Purchase prAna Living LLC

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Please reference accompanying press release regarding the pending acquisition of prAna Living LLC at http://investor.columbia.com/releases.cfm.

Conference Call

The company will host a conference call on Tuesday, April 29, 2014 at 5:00 p.m. ET to review first quarter results, its upward-revised FY2014 pre-acquisition financial outlook, and its agreement to purchase prAna Living LLC. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until April 28, 2015.

Summary

First quarter net sales increased 22 percent to a first-quarter record $424.1 million, including incremental sales of $42.4 million by the company’s new China joint venture (JV), partially offset by an approximate 1 percentage point negative effect from changes in foreign currency exchange rates, compared with net sales of $348.3 million for the first quarter of 2013. Gross margin expanded approximately 250 basis points, while selling, general & administrative (SG&A) expenses increased $20.5 million, or 14 percent, producing an additional 250 basis points of operating margin leverage. First quarter 2014 SG&A expenses included incremental expenses of approximately $14.5 million related to the China JV. First quarter 2014 operating income increased 179 percent to $35.5 million, representing operating margin of 8.4 percent, compared to operating income of $12.7 million and operating margin of 3.7 percent in last year’s first quarter. Net income totaled $22.3 million, or $0.63 per diluted share. First quarter 2013 net income totaled $10.1 million, or $0.29 per diluted share, which included restructuring charges of approximately $2.0 million, after-tax, or $0.06 per diluted share. A 32.6 percent effective tax rate in the first quarter of 2014, compared with a rate of 17.4 percent in the first quarter of 2013, also reduced net income by approximately $5.3 million, or $0.15 per diluted share.

The company declared a quarterly dividend of $0.28 per share, payable May 29, 2014 to shareholders of record on May 15, 2014.

The company also separately announced that it has signed a definitive agreement to purchase prAna Living LLC for $190 million in cash, which is subject to customary working capital adjustments at closing.

Our updated 2014 financial outlook (excluding anticipated effects of the pending prAna acquisition) anticipates a 16 to 18 percent increase in net sales and an approximate 25 percent increase in operating income compared with 2013, producing an anticipated operating margin of approximately 8.25 percent.

The Upward-Revised 2014 Financial Outlook section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook.

First Quarter Financial Results

(All comparisons are between first quarter 2014 and first quarter 2013, unless otherwise noted.)

Net Sales

Consolidated net sales increased 22 percent to a first-quarter record $424.1 million, compared with $348.3 million. Growth in the U.S., Latin America/Asia Pacific (LAAP) region and Canada offset a decline in the Europe/Middle East/Africa (EMEA) region. Changes in foreign currency exchange rates negatively affected consolidated first quarter sales comparisons by approximately 1 percent.

Regions

•	U.S. net sales increased $40.7 million, or 20 percent, to $241.2 million, driven by increased direct-to-consumer (DTC) and wholesale sales. The company operated 72 U.S. retail stores (64 outlet, 8 branded) during the first quarter of 2014, compared with 63 stores (55 outlet, 8 branded) during the same period in 2013, plus 4 branded ecommerce sites during both periods. The increase in wholesale sales reflected increased at-once shipments of Fall styles to wholesale customers, which more than offset the effect of reduced shipments of Spring styles due to lower advance wholesale orders. In addition, in order to mitigate risks associated with the company’s U.S. ERP implementation which began in early April, approximately $14 million of North American advance Spring wholesale orders originally scheduled for shipment during the second quarter of 2014 were shipped in the first quarter at the request of certain customers.

•	Net sales in the LAAP region increased $33.7 million, or 41 percent, to $116.8 million, including a 5 percentage point negative effect from changes in currency exchange rates. Incremental sales of $42.4 million by the company’s new China JV more than offset lower net sales to LAAP distributors resulting from on-going import restrictions and currency constraints that have severely restricted trade in Argentina and Venezuela. Net sales in Japan decreased due to unfavorable changes in currency exchange rates, which more than offset a double-digit increase in net sales in local currency. Net sales declined in Korea, partially offset by a small benefit from changes in currency exchange rates.

•	Net sales in the EMEA region decreased $1.7 million, or 4 percent, to $39.2 million, including a 2 percentage point benefit from changes in currency exchange rates. Net sales to EMEA distributors decreased primarily due to a timing shift into the fourth quarter of 2013 of shipments of increased Spring 2014 advance orders. Net sales increased in EMEA direct markets, benefiting from favorable changes in currency exchange rates on flat local currency sales.

•	Net sales in Canada increased $3.1 million, or 13 percent, to $26.9 million, including an 11 percentage point negative effect from changes in currency exchange rates. The sales growth reflected increased wholesale and DTC sales.

Brands

•	Columbia brand net sales increased $74.9 million, or 25 percent, to $376.0 million. Incremental sales through the China JV, increased U.S. wholesale and DTC sales, and increased sales in Canada were partially offset by lower sales to LAAP and EMEA distributors, lower sales in Japan due entirely to unfavorable changes in currency exchange rates, and a decline in Korea.

•	Mountain Hardwear brand net sales increased $0.3 million, or 1 percent, to $32.4 million, primarily reflecting increases in the EMEA and LAAP regions, largely offset by declines in the U.S. and Canada.

•	Sorel brand net sales increased $0.5 million, or 4 percent, to $12.9 million, primarily driven by U.S. DTC sales, partially offset by lower U.S. wholesale sales attributable to lower end-of-season close-out sales compared to first quarter 2013.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $59.4 million, or 20 percent, to $353.7 million, primarily due to increased Columbia brand net sales.

•	Global Footwear net sales increased $16.4 million, or 30 percent, consisting primarily of higher Columbia brand net sales.

Gross Margin

First quarter 2014 gross margins expanded 250 basis points to 46.5 percent, primarily reflecting:

•	a less promotional retail environment in the DTC channel,

•	the effect of including in gross margin amounts that were previously classified as licensing income prior to commencement of the China JV, and

•	a lower proportion of sales to international distributors, which carry lower gross margins than wholesale and direct to consumer channels,

partially offset by:

•	Unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

First quarter 2014 SG&A expense increased $20.5 million, or 14 percent, to $163.4 million, or 38.5 percent of net sales, compared to 41.0 percent of net sales in last year’s first quarter.

The $20.5 million increase was primarily the result of:

•	Incremental costs associated with the China JV,

•	increased expenses related to the company’s expanding DTC operations, and

•	increased advertising expenses,

partially offset by:

•	cost reductions implemented in 2013 in our EMEA-direct business, and

•	favorable foreign currency translation.

Operating Income

Operating income increased $22.8 million, or 179 percent, to $35.5 million, compared to operating income of $12.7 million in the first quarter of 2013. Operating margin equaled 8.4 percent of net sales compared with 3.7 percent of net sales in the first quarter of 2013, reflecting 250 basis points of gross margin improvement and 250 basis points of SG&A expense leverage, partially offset by lower licensing income.

Income Tax Expense

The effective tax rate for the first quarter was 32.6 percent, compared to a 17.4 percent rate in the first quarter of 2013, which benefited from the U.S. legislative reinstatement of the research and development tax credit. In addition, the first quarter 2014 tax rate increased due to changes in the anticipated geographic mix of full year 2014 taxable income, with a higher percentage of income expected to be generated in the U.S. compared to 2013.

Net Income

Net income totaled $22.3 million, or $0.63 per diluted share, an increase of $12.2 million, or 120 percent, compared with net income of $10.1 million, or $0.29 per diluted share, in the first quarter of 2013, which included restructuring charges of approximately $2.0 million, after-tax, or $0.06 per diluted share. The higher effective tax rate in the first quarter of 2014 reduced net income by approximately $5.3 million, or $0.15 per diluted share.

Balance Sheet

The balance sheet strengthened substantially at March 31, 2014, with cash and short-term investments totaling a record $567.6 million, compared to $374.6 million at the same time last year. At March 31, 2014, approximately 40 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at March 31, 2014 totaled $249.1 million, a 5 percent increase on a 22 percent sales increase. Consolidated Days Sales Outstanding (DSO) at March 31, 2014 stood at 53 days, a decrease of 9 days compared with March 31, 2013.

Consolidated inventories of $290.2 million at March 31, 2014 decreased $35.0 million, or 11 percent, compared to March 31, 2013. This decrease primarily reflected reduced wholesale and DTC inventories of current Fall and Spring season styles in the company’s North American and European wholesale businesses, partially offset by $19.9 million of incremental inventory in the company’s China joint venture that commenced January 1, 2014. Excluding the incremental China JV inventory, consolidated inventories at March 31, 2014 were approximately 17 percent lower compared to March 31, 2013.

First Quarter 2014 Cash Flow

Net cash provided by operations in the first quarter of 2014 was $43.5 million, compared to $65.8 million in the first quarter of 2013. The $22.3 million decrease in operating cash flow was due primarily to lower collections of receivables, partially offset by increased net income.

Capital expenditures totaled $17.8 million, compared to $14.8 million in the first quarter of 2013. Capital expenditures in both periods were concentrated in the company’s ongoing global ERP system implementation and related projects.

Cash flows from financing included proceeds of $16.1 million from a minority shareholder loan to our China JV. The company paid quarterly cash dividends of $9.8 million during the first quarter of 2014 and made no repurchases of common stock. Approximately $58.6 million remains available under the current repurchase authorization.

Upward-Revised 2014 Financial Outlook (Excluding Anticipated Effects of Pending prAna Acquisition)

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

Excluding anticipated effects of the pending prAna acquisition, we expect 2014 sales and profitability growth to be driven by the following major factors:

•	incremental sales of approximately $160 million from the new China JV, which we expect to contribute high single-digit operating margin and approximately $0.15 incremental diluted earnings per share, after interest, taxes and minority interest, to our consolidated 2014 results,

•	continued growth of our DTC business, and

•	renewed growth in our wholesale businesses.

Excluding anticipated effects of the pending prAna acquisition, our fiscal year 2014 outlook currently assumes:

•	a global net sales increase of approximately 16 to 18 percent compared to 2013. This assumption is based on the following expectations:

•	increased sales in the LAAP region consisting primarily of approximately $160 million in incremental sales from the new China JV, partially offset by the effects of continuing import restrictions and currency constraints in key South American distributor markets and a sales decline in Japan due entirely to a weaker yen;

•	increased sales in the U.S. and Canada, driven by our DTC businesses, combined with renewed growth in our wholesale businesses; and

•	increased sales in the EMEA region, primarily reflecting increased sales to EMEA distributors.

•	gross margin expansion of approximately 50 basis points compared with 2013, reflecting:

•	the addition of China JV wholesale and retail sales, which are anticipated to carry higher gross margins than our previous China distributor business, including recording in gross margin amounts previously reported as licensing income, as a result of the transition to the China JV;

•	a higher proportion of DTC and wholesale sales, which generate higher gross margins than sales to international distributors; and

•	a lower proportion of close-out product sales, reflecting less excess inventory;

partially offset by:

•	unfavorable foreign currency hedge rates.

•	SG&A expense leverage of approximately 50 basis points compared with 2013. The implied increase in projected SG&A expenses of approximately $100 million consists primarily of:

•	approximately $45 million of incremental operating costs of the China JV,

•	increased demand creation costs to approximately 5.1 percent of net sales compared to 4.6 percent of net sales in 2013, including planned marketing investments of approximately 10 percent of the China JV’s net sales;

•	approximately $20 million of increased operating costs, or 50 basis points of deleverage, related to our new ERP and related systems in the U.S., which went live in April 2014; and

•	approximately $20 million to support continued global expansion and operations of our DTC business;

partially offset by:

•	anticipated non-recurrence of asset impairment charges recognized in 2013;

•	favorable foreign currency exchange translation, resulting from a weaker Japanese yen and Canadian dollar.

•	licensing income of approximately $5 million, which includes the effect of recording in gross margin amounts previously included in licensing income, as a result of the transition to the China JV.

•	a full year tax rate of approximately 27.0 percent. The actual rate could differ based on the resolution and status of tax uncertainties, the geographic mix of pre-tax income, and other discrete events that may occur during the year; and

•	2014 capital expenditures of approximately $65 to $70 million, comprising investments in DTC business expansion, project-based and maintenance capital, and information technology.

The combination of the above assumptions leads us to anticipate 2014 operating margin of approximately 8.25 percent, excluding anticipated effects of the pending prAna acquisition.

Consistent with the historical seasonality of the business, we anticipate 2014 profitability to be heavily concentrated in the second half of the year.

Our new ERP system and multiple ancillary systems went live in the U.S. in early April 2014, as phase 2 of a multi-year, global ERP implementation. The implementation was scheduled to occur after the heaviest shipping period of our spring season and prior to the start of our larger fall wholesale and DTC season. We are currently receiving and shipping inventory, invoicing customers, collecting receivables and paying vendors at volumes typical for this time of year and now have our North American wholesale business and the majority of our global supply chain operations functioning on the new platform.

Although we recently discontinued our prior practice of providing guidance specific to anticipated quarterly results, we want to highlight that we expect to incur a significantly greater operating loss in the second quarter of 2014 compared to the second quarter of 2013. This expectation stems, in part, from customer requests to pull forward into the first quarter of 2014 approximately $14 million of spring 2014 North American wholesale orders that were originally scheduled for shipment in the second quarter in order to mitigate potential risk in advance of our April ERP go-live. In addition, elevated SG&A expenses related to the April ERP go-live, comprising increased depreciation expense and reduced capitalization of ongoing implementation costs, commence in the second quarter of 2014. We expect our continued global ERP investments to enable improved supply chain efficiencies and better inventory utilization, which will positively affect operating cash flow and gross margins over time.

Anticipated Fiscal 2014 Effects of prAna Purchase

Assuming the transaction closes in the second quarter of 2014, Columbia expects to recognize incremental prAna net sales of approximately $55 million over the remainder of 2014, which is expected to contribute low double-digit operating margin to Columbia’s consolidated 2014 results, excluding the effect of one-time transaction fees, purchase accounting adjustments, and other integration costs. One-time transaction fees are expected to total approximately $4 million in 2014. In addition, under GAAP purchase accounting methods, amortization of certain acquired assets and other integration costs are expected to total approximately $9 million in 2014. In 2015, Columbia expects prAna’s annual sales to increase at a double-digit rate over 2014 and operating margin to be in the low-teens, excluding purchase accounting amortization and other integration costs of approximately $5 million, resulting in accretion to Columbia’s consolidated earnings in 2015.

The transaction is subject to customary conditions and regulatory approvals.

Dividend

At its regular board meeting on April 18, 2014, the board of directors authorized a regular quarterly dividend of $0.28 per share, payable on May 29, 2014 to shareholders of record on May 15, 2014.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs and deleverage, operating income or loss, operating margins, operating cash flow, SG&A and other expenses, effects of changes in foreign currency exchange rates, anticipated acquisition effects (including closing dates, projected accretive earnings, operating margins, projected sales growth, transaction expenses, purchase accounting expenses and the ability to leverage global operational platforms to support key market expansion), licensing income, inventory levels, incremental diluted earnings per share, improved supply chain efficiencies, inventory utilization, market conditions, import restrictions and currency constraints, product innovations, expansion of DTC and wholesale businesses, joint venture costs and results, asset impairment charges, tax rates, capital expenditures, global ERP platform implementation and related costs, and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: the possibility that the prAna acquisition does not close successfully, including, but not limited to, as a result of the failure to obtain governmental approval; the ability to realize the forecasted benefits of the prAna acquisition on a timely basis or at all; the ability to combine Columbia’s business operations with prAna successfully or in a timely and cost-efficient manner; the degree of business disruption to Columbia and/or to prAna that may result from the acquisition and related integration efforts; loss of key customer accounts; the ability to successfully develop prAna’s brand and business globally; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.